Exhibit 2.1

Execution Version

FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of October 1, 2020, is made by and among PV Brewing Partners, LLC, a Delaware limited liability company (“Buyer”), Kona Brewery LLC, a Hawaii limited liability company (the “Company”), and Craft Brew Alliance, Inc., a Washington corporation (“Seller” and, together with Buyer and the Company, the “Parties”).

WHEREAS, Buyer, the Company and Seller entered into that certain Membership Interest Purchase Agreement, dated as of June 10, 2020 (the “Purchase Agreement”); and

WHEREAS, Buyer, the Company and Seller wish to amend the Purchase Agreement in the manner set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.            Amendments.

a)     Section 1.1(a)(i) of the Purchase Agreement is hereby amended by adding the following sentence at the end of the provision: “For the avoidance of doubt, the Additional Consideration (if any) shall be payable in accordance with Section 1.1(b), and Buyer shall have no obligation to pay or cause to be paid to Seller the Additional Consideration on the Closing Date.”

b)    Section 1.1(b)(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Upon the terms and subject to the conditions set forth in this Agreement, (A) if the New Brewery Completion occurs prior to the New Brewery Completion End Date, then Buyer or the Company shall pay or shall cause to be paid to Seller an amount in cash equal to: (x) the First Additional Consideration Tranche, on the first Business Day of the month next succeeding the first full calendar month following the New Brewery Completion (the “Second Payment Date”) (by way of example, if the New Brewery Completion occurs on February 15, 2021, then the Second Payment Date shall be on April 1, 2021); and (y) the Second Additional Consideration Tranche, on the date that is ninety days after the Second Payment Date, and (B) if the New Brewery Completion has not occurred by the New Brewery Completion End Date, then (x) within twenty days after the New Brewery Completion End Date, Seller shall deliver to Buyer a written notice certifying the Actual Production Capacity and Seller’s determination of the amount of the Additional Consideration (if any) that it deems due and payable by Buyer or the Company to Seller, as calculated pursuant to the terms of this Agreement and Exhibit G (the “Additional Consideration Notice”), and (y) subject to Section 1.1(b)(ii), Buyer or the Company shall pay or shall cause to be paid to Seller an amount equal to: (1) the First Additional Consideration Tranche, on the first Business Day of the month next succeeding the first full calendar month after the date of the Additional Consideration Notice (the “Revised Second Payment Date”); and (2) the Second Additional Consideration Tranche, on the date that is ninety days after the Revised Second Payment Date (in each case of clauses (A) and (B) of this Section 1.1(b)(i), such due date for the payment of the Additional Consideration from Buyer to Seller, if any, the “Additional Consideration Payment Due Date”). All payments to be made to Seller pursuant to Section 1.1(b)(i)(A) or (B) shall be by wire transfer of immediately available funds to such account or accounts as may be designated in writing by Seller to Buyer no later than two Business Days prior to the date such payment is due.

c)    Section 1.1(b)(iii) of the Purchase Agreement is hereby amended by deleting the provision in its entirety and replacing that deleted language with “Intentionally omitted.”

d)    Section 1.3(b)(i) of the Purchase Agreement is hereby amended by deleting the language “plus, if the New Brewery Completion has occurred more than thirty days prior to the Closing Date, the Additional Consideration.”

e)    Section 4.2(a) to the Purchase Agreement is hereby amended and restated in its entirety as follows:

Except with respect to regulatory filings and approvals (which are addressed in Section 4.4) and Commingled Contracts (which are addressed in Section 4.6), and upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall, and Seller shall cause the Company to, cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to obtain any consents required under any Contracts from third parties in connection with the consummation of the Transactions at or prior to the Closing (such consents, “Third Party Consents”), and shall keep the other Party reasonably informed on the status of obtaining any such Third Party Consents. In connection therewith, Seller shall cause the Company not to (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (ii) amend, supplement or otherwise modify any such Contract or (iii) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any Third Party Consents without the prior consent of Buyer. In connection therewith, Seller may pay any fees, costs or expenses it determines, in its sole discretion, necessary in order to obtain any Third Party Consents; provided that Seller shall bear any such fees, costs or expenses at its own expense; provided, further, that, notwithstanding anything to the contrary contained in the first part of this Section 4.2(a), solely to the extent required by the consent letter, to be executed by the Trustees of the Queen Lili’uokalani Trust (or any successor thereto) (“QLT” and such consent letter, the “QLT Consent Letter”), pursuant to which QLT will grant its consent to the assignment of the QLT Lease Agreement, during the term of the QLT Lease Agreement, Seller shall, at its option, either (x) reimburse the Company for any costs or expenses of the premiums for the environmental liability insurance to be obtained by the Company pursuant to the terms of the QLT Consent Letter or (y) select, obtain and maintain such insurance (provided, however, Seller shall have no obligation to pay for any increases in premiums arising out of or resulting from the gross negligence or willful misconduct of Buyer or its Affiliates (including the Company) following the Closing and during the term of the QLT Lease Agreement). The Parties shall each, upon request, furnish the other Party with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any Third Party Consents (including, in the case of Buyer, such evidence as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder). Each of the Parties acknowledges and agrees that obtaining any Third Party Consent shall not be a condition to the Closing.

f)    Section 4.20(a) of the Purchase Agreement is hereby amended by deleting the provision in its entirety and replacing that deleted language with “Intentionally omitted.”

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g)    Article VII of the Purchase Agreement is hereby amended by appending a new Section 7.2(a)(v) thereto which reads in its entirety as follows:

any further amendments or modifications to this Agreement or any Transaction Document expressly required by the DOJ or the Court after the date of this Amendment, in connection with the Court’s entry into a final order regarding the Consent Decree.

h)    Section 7.5(g) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Buyer shall have the right to set off any Losses to which Buyer or any other Buyer Indemnified Party is entitled under this Article VII against $750,000 of the First Additional Consideration Tranche and the entire amount of the Second Additional Consideration Tranche; provided that if such amount is less than the amount of any Losses that Buyer set off, Seller shall promptly pay to Buyer or the Buyer Indemnified Parties the amount of such Losses pursuant to Section 7.6(a). Notwithstanding the foregoing, Buyer shall have no right to set-off, offset or otherwise recoup in good faith any Losses to which Buyer, or any other Buyer Indemnified Party, is entitled under this Article VII against any other amounts owed by Buyer to Seller, whether under this Agreement, including the Base Consideration or any portion of the Additional Consideration (other than as expressly contemplated by this first sentence of this Section 7.5(g)), or any other Transaction Document, and any such actions taken by Buyer, or by one of its Affiliates on behalf of Buyer, shall constitute a breach of Buyer’s obligations under this Agreement and shall be construed as a limitation of Buyer’s other remedies, including the right to recover any deficiency or pursue other legal or equitable relief.

i)     Article VII of the Purchase Agreement is hereby amended by appending a new Section 7.9 thereto which reads in its entirety as follows:

Independent Obligations. The obligations of Seller and its Affiliates and the rights and remedies of Buyer in this Agreement are independent from and are in addition to the obligations of Seller and its Affiliates pursuant to the Consent Decree, and such rights and remedies in this Agreement may be enforced and otherwise pursued independently of by Buyer without affecting any rights and remedies the DOJ may have against Seller under the Consent Decree. No obligations of Seller and its Affiliates, demands by the DOJ or orders of the Court under the Consent Decree shall excuse Seller and its Affiliates (including, as applicable, the Company) from their obligations under this Agreement.

j)     The definition of “Additional Consideration” in Exhibit A (Definitions) to the Purchase Agreement is hereby amended by deleting the language “11,000,000” in the two instances in which it is used in such definition and replacing both such instances with the language “$10,500,000.”

k)    The definition of “Aggregate Cap” in Exhibit A (Definitions) to the Purchase Agreement is hereby amended by deleting the language “the amount of the Purchase Price paid to Seller and any Deferred Consideration payable to Seller as of the date the applicable Claim Notice is delivered pursuant to Section 7.4(a)” and replacing it with the language “the amount of the Purchase Price paid or payable to Seller (including any portion of the Second Additional Consideration Tranche payable to Seller), in each case, as of the date the applicable Claim Notice is delivered pursuant to Section 7.4(a).”

l)     The definition of “Base Consideration” in Exhibit A (Definitions) to the Purchase Agreement is hereby amended by deleting the language “5,000,000” and inserting the language “5,250,000.”

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m)   The definition of “Business Representation Cap Amount” in Exhibit A (Definitions) to the Purchase Agreement is hereby amended by deleting the language “the amount of the Purchase Price paid to Seller and any Deferred Consideration payable to Seller as of the date the applicable Claim Notice is delivered pursuant to Section 7.4(a)” and replacing it with the language “the amount of the Purchase Price paid or payable to Seller (including any portion of the Second Additional Consideration Tranche payable to Seller), in each case, as of the date the applicable Claim Notice is delivered pursuant to Section 7.4(a).”

n)    The definition of “Cap Amount” in Exhibit A (Definitions) to the Purchase Agreement is hereby amended by deleting the language “the amount of the Purchase Price paid to Seller and any Deferred Consideration payable to Seller as of the date the applicable Claim Notice is delivered pursuant to Section 7.4(a)” and replacing it with the language “the amount of the Purchase Price paid or payable to Seller (including any portion of the Second Additional Consideration Tranche payable to Seller), in each case, as of the date the applicable Claim Notice is delivered pursuant to Section 7.4(a).”

o)    The definition of “Threshold” in Exhibit A (Definitions) to the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Threshold” means an amount equal to $86,625; provided if the applicable Claim Notice is delivered on or after the date that the Additional Consideration is finally determined pursuant to Section 1.1(b), and the Purchase Price as so finally determined is less than $15,750,000, the Threshold shall equal (i) the amount of the Purchase Price, times (ii) 0.55%.

p)    Exhibit A (Definitions) to the Purchase Agreement is hereby amended by inserting the following additional defined terms:

“Consent Decree” means the Proposed Final Judgment filed with the United States District Court for the Eastern District of Missouri, Eastern Division (the “Court”) on September 18, 2020 as Doc. No. 2-1 in Civil Action No. 4:20-cv-01282, both before and after that Proposed Final Judgment is entered as an order of the Court.

“First Additional Consideration Tranche” means (a) fifty percent, times (b) the Additional Consideration.

“Revised Second Payment Date” has the meaning set forth in Section 1.1(b)(i).

“Second Additional Consideration Tranche” means (a) fifty percent, times (b) the Additional Consideration.

“Second Payment Date” has the meaning set forth in Section 1.1(b)(i).

q)    Exhibit A (Definitions) to the Purchase Agreement is hereby amended by deleting the defined terms “Deferred Consideration,” “Deferrable Consideration” and “Seller Restricted Person” in their entirety.

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r)     Section (D)(4) of Exhibit B (Pre-Closing Reorganization) to the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Excluded Liabilities” means (a) any Liability primarily relating to or arising out of an Excluded Asset whether arising prior to or after the Closing (but without limiting or expanding the terms or conditions of the Intellectual Property License Agreement or the Transition Services Agreement in respect of any liability primarily relating to or arising out of the use by the Company or any of its Affiliates of any of the Excluded IP Rights during the period from and after the Closing), and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, and determined or determinable as of the Closing Date, (b) the Excluded Accounts Payable, (c) the Transaction Expenses, (d) any liability relating to or arising out of Broomfield v. Craft Brew Alliance, Inc., Case 5:17-cv-01027-BLF, U.S. District Court for the Northern District of California, (e) any claims of any current or former director or officer of the Company against the Company for indemnification against claims asserted against him arising from his status as an director or officer of the Company prior to Closing, solely to the extent the Company would have been permitted under applicable Law and the Company’s Organizational Documents in effect as of the date of the Agreement to indemnify such current or former director or officer, (f) the Lactobacilius contamination described in Item #1 of Section 2.12(a)(iii) of the Seller Disclosure Letter and the Mali Bella matter described in Item #2 of Section 2.8 of the Seller Disclosure Letter, (g) any Indebtedness of the Company, (h) all accrued and unpaid keg deposits, (i) all accrued and unpaid compensation of any Business Employee (including, for the avoidance of doubt, the portion of any annual bonus accrued through the Closing in respect of any Business Employee for the year in which the Closing occurs) and any stay, transaction, change of control, retention (including the retention bonus agreements described in Item #1 of Section 2.10(g) of the Seller Disclosure Letter) or other similar bonus with respect to any Business Employee which becomes payable by the Company on or within four months following the Closing Date, but in any case in connection with the consummation of the Transactions, (j) all accrued and unpaid property Taxes, (k) accrued liabilities (as determined in accordance with GAAP) of the Company, in each case of clauses (g) through (k), existing and outstanding immediately prior to the Closing and (l) any Losses of the Company arising out of any Action brought by the State of Hawaii (including the Hawaii Department of Agriculture and the Office of the Hawaii Attorney General) alleging that the Company has mislabeled or mischaracterized its products as local Hawaiian products prior to the Closing and for a period of not more than nine months after the Closing that the Company continues the Company’s pre-Closing labeling or characterization of such products.

s)    Section 1.1(b)(i) of the Seller Disclosure Letter to the Purchase Agreement is hereby amended by replacing it in its entirety with Section 1.1(b)(i) of the Seller Disclosure Letter to the Purchase Agreement attached hereto as Attachment I.

2.            Capitalized Terms. Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Purchase Agreement.

3.            Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent, except as expressly stated herein. The Purchase Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4.            References to Purchase Agreement. After giving effect to this Amendment, each reference in the Purchase Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Purchase Agreement shall refer to the Purchase Agreement as amended by this Amendment; provided, that references in the Purchase Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to the date of June 10, 2020.

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5.            The following Sections of the Purchase Agreement shall be deemed incorporated into, made part of and shall apply mutatis mutandis to, this Amendment: Sections 8.1 (Amendment; Modification; Waiver), 8.2 (Counterparts), 8.3 (Governing Law and Venue; Waiver of Jury Trial; Specific Performance), 8.4 (Notices), 8.5 (Entire Agreement), 8.6 (No Third Party Beneficiaries), 8.8 (Severability), 8.9 (Interpretation; Construction) and 8.10 (Successors and Assigns).

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CRAFT BREW ALLIANCE, INC.

By:	/s/ Thomas Larson
	Name:	Thomas Larson
	Title:	Secretary

Signature Page to First Amendment to Membership Interest Purchase Agreement

Kona Brewery llc

By:	/s/ Marcus H. Reed
	Name:	Marcus H. Reed
	Title:	Manager and Secretary

Signature Page to First Amendment to Membership Interest Purchase Agreement

PV Brewing Partners, LLC

By:	/s/ Terry Matlack
	Name:	Terry Matlack
	Title:	Authorized Representative

By:	/s/ Dave Peacock
	Name:	Dave Peacock
	Title:	Authorized Representative

Signature Page to First Amendment to Membership Interest Purchase Agreement